Exhibit 99.1

LianDi Clean Technology Inc. Announces Filing of Form 15 to Deregister Its Common Stock

BEIJING, Dec. 4, 2013 /PRNewswire/ -- LianDi Clean Technology Inc. (OTCPink: LNDT) ("LianDi" or the "Company") announced that it filed a notice of termination of registration on Form 15 with the U.S. Securities and Exchange Commission (the "SEC") to deregister its Common Stock from the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") on December 3, 2013. The Company has approximately 118 shareholders of record at this time.

LianDi expects that the deregistration will become effective within 90 days after the Form 15 was filed with the SEC. LianDi's obligation to file certain reports under the Exchange Act, including Forms 10-K, 10-Q and 8-K, was suspended upon filing of the Form 15, and once the deregistration is effective, future reports will not be available through the SEC EDGAR system.

LianDi intends to voluntarily make periodic financial and other information available to its shareholders via its website at http://www.china-liandi.com. Upon termination of the registration of its Common Stock, the Company's securities will not be eligible for trading on any national exchange or the OTC Bulletin Board.

LianDi expects but cannot guarantee that its common stock will continue to be quoted on the OTC Pink tier operated by OTC Markets Group, a centralized electronic quotation service for over-the-counter securities, following its deregistration, so long as market makers demonstrate an interest in trading in the Company's common stock. LianDi can provide no assurance that any broker-dealer will make a market in LianDi's Common Stock, which is a requirement for quotation on the OTC Pink Tier.

The Company's Chairman, Mr. Jianzhong Zuo, reiterated that this decision was made after careful consideration, and that management and the board of directors believe it is in the best interest of the shareholders. Mr. Zuo said that management estimates that LianDi may realize ongoing annual savings of approximately $500,000 in addition to any indirect cost savings. LianDi also expects that management will be able to better focus its attention and resources on continuing to improve operations and enhancing shareholder value.

Forward Looking Statements. Any statements set forth above that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act ("SLRA") of 1995, including statements concerning the Company's strategies, plans, objectives, intentions and projections. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "realize," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Such statements are subject to a variety of estimates, risks and uncertainties, known and unknown, which may cause the Company's actual results to differ materially from those anticipated in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as the effective date of the Form 15 could differ from what is described above; brokers may not make a market to allow for OTC Pink quotations; and other risks discussed in the Company's filings with the SEC, including the Company's Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. LianDi undertakes no obligation to publicly update or revise any forward-looking statements.

For further information please contact:

Mr. Jianzhong Zuo

+86-10-58720171

info_lndt@163.com